CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE RIGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 4.6

CONFIDENTIAL	Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made effective January 13, 2022 (the “Effective Date”) between Bullish Global, an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), and NYDIG FUNDING LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, the Borrower has requested the Lender to extend to the Borrower a loan (the “Term Loan”) in a principal amount equal to $150,000,000;

WHEREAS, the Borrower intends to use the proceeds of the Term Loan for [****]; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender has agreed to make the Term Loan to the Borrower.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.	DEFINITIONS AND RULES OF CONSTRUCTION.

1.1.	Definitions.

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Anti-Corruption Law” means any applicable anti-bribery law or other anti-corruption law of any jurisdiction applicable to the Borrower, including but not limited to, the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism Law” means any requirement of law related to money laundering or financing terrorism of any jurisdiction applicable to the Borrower including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading with the Enemy Act (50 U.S.C. §§ 4301-4341) and Executive Order 13224 (effective September 24, 2001).

“Bankruptcy Law” means the applicable bankruptcy laws of the United States or any other applicable jurisdiction.

“Bitcoin” means a Digital Asset based on the decentralized, open-source protocol of the peer-to-peer Bitcoin computer network. By common convention, Bitcoin with a capital “B” typically refers to the Bitcoin Network as a whole, whereas bitcoin with a lowercase “b” refers to the digital asset of the Bitcoin Network.

“Bitcoin Network” means the peer-to-peer Bitcoin computer network.

“Blockchain” means the public transaction ledger of the Bitcoin Network.

“Borrowing Base” means, as of any date or time of determination, the value in Dollars of Eligible Digital Assets, based on the level of the [****]. If at any time the [****] becomes unavailable, the Borrowing Base shall instead be based on the value from the [****] published on [****] available at [****]. If at any time neither the [****] nor the [****] index is available, Lender and Borrower may designate an alternate index as mutually determined by Lender and Borrower.

[****]

“Business Day” means any day other than (a) a Saturday or Sunday, (b) any day on which commercial banks are required or authorized to close under the laws of Hong Kong or and (c) any day on which the New York Stock Exchange is closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 7.1.

“Collateral Account” means the account in the name of the Lender designating Borrower as pledgor.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Cure Amount” has the meaning set forth in Section 4.2.

“Custodial Agreement” means the Digital Asset Custodial Terms and Conditions, dated as of January 18, 2019, between the Lender and the Custodian.

“Custodian” means [****].

“Default Rate” means [****]

“Digital Asset” means a digital commodity.

“Dollars” means lawful money of the United States of America.

“Eligible Digital Assets” means [****], which for the avoidance of doubt does not include any New Token unless otherwise expressly agreed by the Lender.

“Eligible Exchange” means any of the following: [****].

“Event of Default” means any of the occurrences specified under Section 8.1 of this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to its interest in a Term Loan pursuant to a law in effect on the date on which (A) the Lender acquires an interest in the Term Loan or (B) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4 or Section 3.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office and (iii) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Hard Fork” means a permanent substantial software modification to the Blockchain which results in two or more competing and incompatible Blockchain implementations, one running the pre-modification software program and the other running the modified version (i.e., a second “Bitcoin network”).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Interest Payment Date” means [****], or if such day is not a Business Day, the next succeeding Business Day, commencing on [****] after the Term Loan has been disbursed; provided that the final Interest Payment Date shall be the Maturity Date.

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the first day of the month following the immediately preceding Interest Period to the last day of such month; provided that the Interest Period for the initial Interest Payment Date shall be the period from and including the date the Term Loan is disbursed to, and including, the last day of the month in which the Term Loan is disbursed, and the final Interest Period shall end on the Maturity Date.

“Interest Rate” means a per annum rate equal to [****].

“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” shall mean any mortgage, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever.

“Loan Documents” means (i) this Agreement, (ii) the Note and (iii) such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement.

“LTV Ratio” means, as of any date or time of determination, the quotient expressed as a percentage of (i) the Outstanding Principal Amount divided by (ii) the Borrowing Base.

“Material Adverse Effect” means the occurrence of any of the following: (a) a material adverse change in, or a material adverse effect on, the business or financial condition of the Borrower, taken as a whole, (b) a material adverse effect on the rights and remedies (taken as a whole) of the Lender under the Loan Documents, or on the ability of the Borrower to perform its material obligations under the Loan Documents, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party, or (d) a material adverse effect on the perfection or priority of the Lender’s Lien in the Collateral.

“Maturity Date” means the earliest of: (a) the six month anniversary of the Effective Date; and (b) the date upon which the Lender declares the Obligations, or the Obligations become, due and payable after the occurrence and during the continuation of an Event of Default in accordance with this Agreement.

“Note” means the Term Loan Note in the principal amount of $150,000,000 made by the Borrower to the Lender.

“NYDFS-regulated” means, with respect to a particular party, such party is specifically authorized to engage in virtual currency business activities by the New York Department of Financial Services.

“Obligations” means all present and future indebtedness, obligations and liabilities of the Borrower to the Lender hereunder, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement (including the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and payable in accordance with terms hereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of the Borrower to the Lender evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Order” has the meaning set forth in Section 8.1.12.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Amount” shall mean, at any time, the outstanding principal amount of the Term Loan.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Sanction Target” means any person who is (i) the subject or the target of any sanctions or trade embargos administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council (“UNSC”), the

European Union (“EU”) or Her Majesty’s Treasury (“HMT”) or any other applicable sanctions regulation (collectively, “Sanctions”); (ii) 25% or more owned by or otherwise controlled by or acting on behalf of one or more persons referenced in clause (i) above, or (iii) located, organized or resident in a country or territory that is the subject or the target of Sanctions (including Cuba, Iran, North Korea, the Crimea region in the Ukraine and Syria) (each, a “Sanctioned Country”).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person will be able generally to pay its debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in the recitals.

“UCC” has the meaning set forth in Section 7.1.

“Withholding Agent” means the Borrower and the Lender.

1.2.	Rules of Construction. Unless the context otherwise requires:

1.2.1.	a term has the meaning assigned to it;

1.2.2.

an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles as in effect from time to time;

1.2.3.	“or” is not exclusive;

1.2.4.	words in the singular include the plural and words in the plural include the singular;

1.2.5.	all references to “$” are to United States dollars unless otherwise stated;

1.2.6.

a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws amending, supplementing, supplanting, varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

1.2.7.	a reference to a document includes any amendment, modification or supplement to, or replacement, restatement or novation of, that document;

1.2.8.	a reference to a party to a document includes that party’s successors and assigns;

1.2.9.	references to “including” shall mean including without limiting the generality of any description preceding such term; and

1.2.10.

the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

2.	TERM LOAN; PURPOSE.

2.1.

On the Effective Date, the Lender shall make the Term Loan in the principal amount of $150,000,000 to the Borrower on the terms, and subject to the conditions set forth in Section 6, of this Agreement.

2.2.

Upon the satisfaction or waiver of each of the conditions precedent set forth in Section 6.1 by 2:00 pm prevailing Eastern Time on the Effective Date, the Lender shall disburse the Term Loan to the account of the Borrower, in same day funds, by wire transfer to the Borrower’s account [****] or any other account designated by the Borrower not later than the close of business on the Effective Date.

2.3.	The Lender shall record in its books and records the Term Loan and each payment or prepayment of principal hereunder.

3.	MATURITY; PAYMENT GENERALLY; RENEWAL PERIODS.

3.1.	On the Maturity Date, the Borrower shall repay the Outstanding Principal Amount, including accrued and unpaid interest, together with all other amounts due to the Lender hereunder.

3.2.	Any repayment or prepayment of the Term Loan under this Agreement shall be applied as follows: first, to payment of accrued and unpaid interest; and second, to payment of principal.

3.3.	Any principal and interest payable by the Borrower to the Lender under this Agreement shall be paid in Dollars in immediately available funds to the Lender’s account specified in Exhibit A.

3.4.

Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after deduction or withholding of such Indemnified Tax has been made (including deductions and withholdings of Indemnified Tax applicable to additional sums payable under this Section 3.4 or Section 3.6), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.5.	The Borrower shall timely pay to the relevant governmental authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

3.6.	[****]

3.7.

As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to the provisions of this Section 3, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

3.8.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of Sections 3.4 through 3.9 (including by the payment of additional amounts pursuant to the provisions of this Sections 3.4 through 3.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of Sections 3.4 through 3.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.9.

If any change in applicable Law shall subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount), then, upon the request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

3.10.

Each party’s obligations under the provisions of Sections 3.4 through 3.9 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Term Loan and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.	PREPAYMENT.

4.1.	The Borrower may, at its option, [****], without premium or penalty, prepay all or any portion of the Term Loan.

4.2.	Mandatory Prepayment.

4.2.1

If, at [****], the LTV Ratio is greater than [****] (a “Collateral Shortfall”), upon Lender’s written request by email to the address specified in Section 15 of this Agreement (which request shall include the amount of repayment or deposit (subject to adjustment pursuant to the final sentence of this paragraph, the “Cure Amount”) necessary to cure such Collateral Shortfall as set forth below), the Borrower shall have [****] following the Lender’s delivery of such written request (the “Cure Deadline”), to cause the LTV Ratio to be reduced to less than or equal to [****] by, in the Borrower’s discretion (i) depositing bitcoin (which for the avoidance of doubt shall be deemed to be deposited when confirmed by six (6) continuous blocks) or Dollars into the Collateral Account and/or (ii) repaying the Outstanding Principal Amount in full or in part. If the Borrower has failed to deposit and/or repay the Cure Amount by the Cure Deadline, then, at the Cure Deadline, a Collateral Default shall be deemed to exist at such time (a “Collateral Default”), in which case Lender shall, in accordance with the terms of this Agreement, be entitled to exercise any and all rights and remedies under Section 8 or applicable law; provided, [****]

Notwithstanding anything to the contrary in this Section, if the Borrower provides the Lender with reasonable evidence that any event outside the Borrower’s control prevents the Borrower from timely curing a Collateral Shortfall in accordance with this Section 4.2.1 (including any (i) delay, processing time, failure, error by any custodian used by the Borrower (including, for the avoidance of doubt, the Custodian) or other disruption with respect to any custodian used by the Borrower or (ii)

failure, downtime, disruption, delay, or malfunction of the Blockchain, the Bitcoin Network, or the underlying software protocols associated therewith which affects holders of bitcoin as a class), the Borrower shall have an additional [****] to cure.

4.2.2 If, [****], the LTV Ratio is less than or equal to [****] (a “Collateral Excess”), (a) the Lender shall notify the Borrower thereof in writing and (b) regardless of the receipt of such notice, the Borrower may, in its sole discretion, increase the LTV Ratio up to [****] by withdrawing bitcoin or Dollars from the Collateral Account, which after giving effect to such withdrawal would not increase the LTV Ratio above [****] (subject to adjustment pursuant to the final sentence of this paragraph, the “Return Amount”). The Lender shall promptly, and in any event within [****] (subject to adjustment pursuant to the proviso in this sentence, the “Return Deadline”), cause the transfer of such bitcoin or Dollars (free and clear of any claim, lien, encumbrance or security interest of any Person) to one or more accounts or Blockchain addresses specified by the Borrower, provided that the Lender must send to the Borrower before such Return Deadline a written notice (the “Updated Return Notice”) containing an updated calculation of the Return Amount based on the level of [****] prior to the time at which the Lender delivers such Updated Return Notice, and the Return Amount shall be replaced with such updated amount set forth in the Updated Return Notice; provided, further that the Lender may only deliver one (1) Updated Return Notice with respect to each Collateral Excess.

5.	INTEREST AND FEES.

5.1.	On each Interest Payment Date, the Borrower shall pay the Lender the amount of any unpaid interest accrued during the related Interest Period.

5.2.	Interest shall accrue at the applicable Interest Rate on the Outstanding Principal Amount and shall be calculated on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days.

5.3.

While any Event of Default exists, upon demand of the Lender, the Borrower shall pay interest on all overdue amounts at a per annum rate equal to the Default Rate to the fullest extent permitted by applicable Laws.

5.4.	[****].

6.	CONDITIONS PRECEDENT.

6.1.	Conditions Precedent to the Effective Date. On or prior to the Effective Date, the following conditions precedent shall have been satisfied by the Borrower or waived by the Lender:

6.1.1.

The Lender shall have received, in form and substance reasonably acceptable to the Lender, the Loan Documents, each duly executed and delivered by the Borrower, together with all other documents and instruments required by the Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of the Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to the Lender;

6.1.2.

The Lender shall have received, all in form and substance reasonably acceptable to the Lender, the Certificate of Incorporation and a recently dated Certificate of Good Standing issued by the Registrar of Companies of the Cayman Islands for the Borrower;

6.1.3.	No Event of Default shall exist or would result from the transactions contemplated to occur on the Effective Date under this Agreement or any other Loan Document;

6.1.4.	Each of the representations and warranties made by the Borrower in this Agreement or in the other Loan Documents is true and correct in all material respects;

6.1.5.

The Lender shall have received such lien searches as the Lender shall reasonably request which shall show that no financing statement, liens or assignments or other filings have been filed or remain in effect against the Borrower or any Collateral;

6.1.6.

The Lender shall receive a certificate of an authorized representative of the Borrower dated no more than 30 days prior to the date of this Agreement certifying and attaching a copy of (i) the certificates set forth in Section 6.1.2 above, (ii) its memorandum and articles of association and all amendments thereto, and (iii) resolutions adopted by the Borrower’s board of directors or similar governing body authorizing the due execution, delivery and performance of the Loan Documents;

6.1.7.

At least three (3) Business Days prior to the Effective Date, the Lender shall have received all requested documentation and other information with respect to the Borrower which is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act and the Beneficial Ownership Regulation reasonably requested by the Lender at least five (5) Business Days prior to the Effective Date;

6.1.8.	[Reserved];

6.1.9.	The Lender shall have received a borrowing request from the Borrower in form and substance satisfactory to the Lender;

6.1.10.	On and as of the Effective Date, and after giving effect to the borrowing of the Term Loan on the Effective Date, the Borrower shall be in compliance with Section 4.2;

6.1.11.

On and as of the Effective Date, and after giving effect to the borrowing of the Term Loan on the Effective Date, no Event of Default (or any event which, with the passage of time, the giving of notice or both, would constitute an Event of Default) shall have occurred and be continuing;

6.1.12.	[Reserved];

6.1.13.	The Lender shall have all received all fees, charges and expenses to the extent due and payable on or prior to the Effective Date pursuant to the Loan Documents [****]; and

6.1.14.	The Lender shall receive such additional documents as the Lender reasonably may request prior to the Effective Date.

7.	SECURITY INTEREST.

7.1.

To secure the prompt payment of all of the Borrower’s obligations to the Lender under the Agreement, the Borrower hereby grants to the Lender a continuing first priority lien and security interest in all of the Borrower’s right, title and interest, including the Borrower’s security entitlements (as such term is defined in Article 8 of the Uniform Commercial Code as adopted in the State of Delaware (the “UCC”)), in and to any assets, including bitcoin, held in the Collateral Account (or pledged by Lender to Lender’s Lender as provided in Section 7.3) (all of the foregoing, together with all proceeds thereof, collectively, the “Collateral”). The parties hereto agree the Collateral credited to the Collateral Account, will be treated as “financial assets” under Article 8 of the UCC and the Collateral Account will constitute a “securities account” within the meaning of Article 8 of the UCC. The Lender may prepare and file on behalf of the Borrower appropriate UCC-1 financing statements, and any amendments or continuations thereof, evidencing the Lender’s interest in the Collateral under Article 9 of the UCC. Upon the repayment in full of the Term

Loan, notwithstanding anything to the contrary, Lender agrees that Lender’s lien and security interest in the Collateral shall terminate, that Lender shall ensure that any lien or other interest of Lender’s Lender (as defined below) in the Collateral shall have terminated, and that Lender shall ensure that all Collateral in the Collateral Account is promptly, and in any event within [****], returned to one or more accounts or Blockchain addresses specified by the Borrower free and clear of all claims, liens, encumbrances and security interests of any Person.

7.2.

The Borrower shall defend the Collateral against all liens, claims and demands of all Persons at any time claiming the same or any interest therein. The Borrower agrees to comply with the requirements of all state and federal laws in all material respects and reasonable requests of the Lender in order for the Lender to have and maintain a valid and perfected and, except to the extent permitted by the terms hereof, first priority security interest in the Collateral. In addition to the foregoing, the Borrower shall perform all further acts that may be lawfully and reasonably required by the Lender to secure the Lender and effectuate the intentions and objects of this Agreement.

7.3.

The parties agree that the Collateral shall be held in custody with the Custodian in the Collateral Account and pursuant to the Custodial Agreement. In addition, in the event of a failure, loss, act or omission by, or event affecting, the Custodian that results in (a) a loss of Collateral during this Agreement and (b) the Lender’s failure to comply with its obligations hereunder, Lender agrees to use commercially best efforts to enforce its rights and remedies under the Custodial Agreement in accordance with the Borrower’s directions in respect of such failure and the Collateral to the extent the Borrower has not been made whole (and for the avoidance of doubt, the Lender shall remain liable to the Borrower for its failure to comply with its obligations hereunder). Prior to the occurrence and continuation of an Event of Default, the Lender shall not sell, assign, pledge, loan, hypothecate or otherwise dispose of the Collateral, or transfer the Collateral from the Collateral Account; provided, however, that the Lender shall be permitted, for its own account and without changing the rights or obligations of the parties hereunder, to pledge the Collateral as collateral to secure the Lender’s indebtedness to a lender (the “Lender’s Lender”) according to a pledge agreement by the Lender in favor of the Lender’s Lender and a related account control agreement (together, the “Lender’s Lender’s Pledge Agreement”), [****].

8.	EVENTS OF DEFAULT; REMEDIES.

8.1.	The following shall constitute “Events of Default” under this Agreement:

8.1.1.

failure by the Borrower to pay any amount required under this Agreement when the same becomes due and payable (whether at the Maturity Date or otherwise) and, other than in respect of any payment of principal, the continuation of such failure for a period of [****];

8.1.2.	the Borrower liquidates, winds up or dissolves (or suffers any liquidation, wind-up or dissolution);

8.1.3.	the Borrower pursuant to or within the meaning of any Bankruptcy Law:

a.	commences a voluntary case or proceeding;

b.	consents to the entry of an order for relief against it in an involuntary case or proceeding;

c.	applies for or consents to the appointment of or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of it or for all or a substantial part of its property;

d.	makes a general assignment for the benefit of its creditors;

e.

files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

f.	takes any corporate action for the purpose of effecting any of the foregoing.

[****]

8.1.4.	a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for [****]) under any Bankruptcy Law that:

a.	is for relief against the Borrower in an involuntary case or proceeding;

b.	appoints a receiver, custodian, trustee, liquidator or the like of the Borrower or for all or any substantial part of its property; or

c.	orders the reorganization, liquidation, dissolution, arrangement or winding up of the Borrower;

8.1.5.	the occurrence and continuance of a Collateral Default;

8.1.6.

any financial statement, or representation or warranty in any Loan Document made or given by the Borrower in connection with this Agreement shall be incorrect in any material respect when made or deemed made;

8.1.7.

the failure of the Borrower to observe, perform or comply with any other of the covenants contained in any Loan Document and such failure continues for [****] after notice thereof by the Lender to the Borrower;

8.1.8.	[Reserved];

8.1.9.

at any time after the grant to the Lender of a security interest in or Lien upon any Collateral, the Lender’s interest therein shall for any reason (other than an act or omission by Lender or any release permitted hereunder) cease to be a valid and perfected and, except to the extent permitted by the terms hereof, first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein;

8.1.10.	[Reserved];

8.1.11.	[****]; and

8.1.12.	the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling (an “Order”)

against the Borrower which Order remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of [****] from the date of its entry which would have a Material Adverse Effect.

8.2.

Remedies. If any Event of Default shall have occurred and be continuing, the Lender may, upon notice to the Borrower to the extent permitted by law, exercise, in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it in any other instrument or agreement securing, evidencing or relating to the obligations hereunder, all of the rights and remedies of a secured party under the UCC and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right to accelerate the maturity of the obligations of the Borrower hereunder, to take possession of the Collateral, and to sell or liquidate such Collateral or to exercise any right of set-off against the Borrower. Notwithstanding anything to the contrary, the Lender may not apply the Collateral or otherwise invoke any right of set-off of the Collateral against the Borrower for any amounts owed by the Borrower solely to the extent in respect of the obligation of the Borrower’s customers.

9.	COMPLIANCE WITH LAWS AND REGULATIONS.

9.1.

The validity of any provision of this Agreement shall be contingent on the compliance of such provision with the applicable Laws and regulations in force at the time of execution of the transactions provided for herein.

10.	REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Lender that as of the Effective Date that:

10.1.

(a) the Borrower is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands; (b) the Borrower has duly authorized, executed and delivered each of the Loan Documents; and (c) each of the Loan Documents constitutes a legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

10.2.	The execution, delivery and performance by the Borrower of each of the Loan Documents, and the consummation by the Borrower of the transactions contemplated thereby: (i) have been duly authorized by all requisite action of the Borrower and have been duly executed and delivered by the Borrower, and (ii) do not (A) violate any material provisions of any applicable Law or order of any Governmental Authority binding on the Borrower, (B) violate the constitutive documents of the Borrower, or (C) constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of the Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which the Borrower is a party except, in the case of clauses (A) or (C) above, to the extent such violation, default or creation of a security interest would not be expected to cause a Material Adverse Effect.

10.3.

The Borrower is not (i) a party to any pending or, to the knowledge of the Borrower, threatened material action, suit, proceeding or investigation, or (ii) a party or subject to any material order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority except to the extent, in each case, such action, suit, proceeding, inquiry or investigation would not be expected to have a Material Adverse Effect.

10.4.

None of the representations or warranties made by the Borrower in any of the Loan Documents as of the date of such representations and warranties, and none of the statements contained in any other item of information with respect to the Borrower, including each exhibit or report, furnished by or on behalf of the Borrower to the Lender in connection with any of the Loan Documents, when taken as a whole and after giving effect to any supplements thereto, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

10.5.	As of the Effective Date, the Borrower is, and after giving effect to the transactions and the incurrence of indebtedness contemplated by the Loan Documents, will be, Solvent.

10.6.	[Reserved].

10.7.	[Reserved].

10.8.

The Borrower is acting for its own account and neither Party (a) has any fiduciary obligation to the other Party relating to the transactions contemplated by this Agreement or (b) has relied on the other for any tax, legal or accounting advice concerning the Loan Documents or the transactions contemplated thereby.

10.9.	[Reserved].

10.10.

The Borrower has good and valid indefeasible title to all bitcoin in the Collateral Account, free and clear of all prior assignments, claims, liens, encumbrances and security interests (except liens of the Lender and customary liens of the Custodian), and has the right to pledge and grant the Lender a first priority security interest in the same, in the manner provided in the Loan Documents. Upon the execution and delivery of this Agreement and (a) to the extent the Eligible Digital Assets are “general intangibles” or “financial assets” (as such terms are defined in the UCC), upon the filing of a financing statement with the Recorder of Deeds of Washington, D.C. against the Borrower describing the collateral as Eligible Digital Assets and all proceeds thereof, the Lender shall have, except to the extent permitted by the terms hereof, a first priority Lien in the Eligible Digital Assets and proceeds thereof; (b) to the extent the Eligible Digital Assets are “financial assets” (as such term is defined in the UCC), upon agreement by each of the Lender, the Borrower and the Custodian that such assets will be treated as “financial assets” (as such term is defined in the UCC) and deposit thereof in the Collateral Account, the Lender shall have “control” (pursuant to Articles 8 and 9 of the UCC) over the Eligible Digital Assets and have, except to the extent permitted by the terms hereof, a first priority Lien in the Collateral Account, Eligible Digital Assets deposited therein and all proceeds thereof; and (c) to the extent the Eligible Digital Assets are re-characterized as, or meet the definition of “money” (as such term is defined in the UCC), upon possession by the Lender, or the Lender’s agent (including Custodian) on the Lender’s behalf, of the Eligible Digital Assets, the Lender shall have, except to the extent permitted by the terms hereof, a first priority Lien in the Eligible Digital Assets and all proceeds thereof.

10.11.

As of the date hereof, the Borrower is in compliance in all material respects with all applicable material laws and regulations, federal, state and local, material to the conduct of its business and operations; and the Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business, except, in each case, where the failure to do so would not result in a Material Adverse Effect.

10.12.

All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to the Lender pursuant to this Agreement have been or will be prepared in accordance with IFRS with respect to the Borrower and are complete and, when taken as a whole, correct and fairly present the financial condition of the Borrower on the dates thereof and results of operations for the periods covered thereby, in all material respects, and discloses all material liabilities (including contingent liabilities) of any kind of the Borrower required to be disclosed under IFRS. Since the date of the most recent financial statements received by the Lender from the Borrower as of the Effective Date, there has been no Material Adverse Effect on the Borrower.

10.13.

The Borrower has filed all tax returns which are required to be filed and has paid when due all taxes, license and other fees with respect to the Collateral and the business of the Borrower other than those being contested in good faith or which adequate reserves in conformity with IFRS have been provided or to the extent the failure to make any such filing or payment would not be expected to result in a Material Adverse Effect.

10.14.

The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Term Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations T, U and X. The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940.

10.15.

The Borrower is not a Sanction Target; (b) to the knowledge of the Borrower, no member of the Borrower is owned or controlled by, or is acting for or on behalf of, directly or indirectly, a Sanction Target; (c) the Borrower has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions in all material respects; and (d) to the best of the Borrower’s knowledge, neither the Borrower nor any affiliate of the Borrower is under investigation for an alleged violation of Sanction(s) by a Governmental Authority that enforces Sanctions. The Borrower shall notify the Lender in writing not more than one (1) Business Day after obtaining actual knowledge of any breach of this Section.

10.16.

To its actual knowledge, no Eligible Digital Asset provided as Collateral (a) has been used in the commission of any crime, (b) is, except as otherwise provided herein, subject to any Lien or legal claim by any Person, (c) was previously owned or transferred by any Person that is a Sanctioned Person, or been held in any wallet that is or has been subject to Sanctions, or (d) has been the subject of “tumbling” or other action designed to obscure the blockchain history of such Eligible Digital Asset.

10.17.

(a) The Borrower has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Terrorism Laws; and (b) to the Borrower’s knowledge, neither the

Borrower nor any affiliate of the Borrower is under investigation for an alleged violation of Anti-Terrorism Laws by a Governmental Authority that enforces such laws.

11.	COVENANTS.

11.1.

The Borrower agrees with the Lender, from the Effective Date and until the date the Term Loan is paid in full and all Obligations under this Agreement are fully satisfied (in each case, other than contingent indemnification obligations not yet due and payable):

11.1.1.

Legal Existence. The Borrower shall preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties.

11.1.2.	Books and Records. The Borrower shall keep and maintain complete books, records and files with respect to its business in accordance with IFRS, in all material respects.

11.1.3.	[Reserved]

11.1.4.

Taxes. The Borrower shall file all federal, state and local tax returns and other reports the Borrower is required by law to file, and shall pay when due all taxes, assessments and other liabilities except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with IFRS will be provided or to the extent the failure to make any such payment would not result in a Material Adverse Effect.

11.1.5.

Licenses. The Borrower shall have, acquire and maintain all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations and other consents, rights and approvals which are required by law or are necessary for the operation of its business except those the failure of which would not have a Material Adverse Effect.

11.1.6.

Notice. The Borrower shall promptly (and in any event, [****]) notify the Lender in writing of any existing or threatened litigation, suit or administrative proceeding or changes in applicable Law which, if adversely determined, would reasonably be expected to result in an Material Adverse Effect. The Borrower shall promptly notify the Lender in writing of the occurrence of any Event of Default upon its knowledge thereof.

11.1.7.

Ownership of Property; Liens. The Borrower has good and indefeasible title to, and ownership of, the Collateral, free and clear of all Liens, except Liens in favor of the Lender and customary Liens of the Custodian. The Borrower shall not create or permit to exist any Liens with respect to the Collateral, whether now owned or hereafter acquired, except Liens in favor of the Lender and customary Liens of the Custodian.

11.1.8.	[Reserved]

11.1.9.

Control Agreements. The Borrower shall not enter into any control or similar agreement with any third party with respect to the Eligible Digital Assets constituting Collateral (other than with the Custodian).

11.1.10.	[Reserved]

11.1.11.

Negative Pledge. The Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of the Collateral, to secure its obligations under the Loan Documents to which it is a party.

11.1.12.

Compliance with Law. The Borrower shall comply in all material respects with (i) the requirements of all applicable Law, and with all orders, writs, injunctions and decrees applicable to it or to its properties and (ii) the terms and conditions of all material agreements to which it is a party, whether now or hereafter existing, in each case, except where the failure to do so would not result in a Material Adverse Effect.

11.1.13.	[Reserved]

11.1.14.

Sanctions and Anti-Corruption Laws. The Borrower shall comply with all applicable Sanctions and Anti-Corruption Laws and shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and its and their respective directors, officers,employees and agents with Sanctions and Anti-Corruption Laws.

11.1.15.

Use of Proceeds. [****] No part of such proceeds shall be used for any purposes in contravention of any applicable Law or Loan Document or for “purchasing” or “carrying” any “margin stock”, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower shall not, directly or indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (B) to fund any activities or business of or with any Person, or in any country or territory, (I) that, at the time of such funding, is the subject of Sanctions, or (II) in any other manner that would result in a violation of Sanctions by any Person.

11.1.16.	[Reserved]

11.1.17.

Merger and Consolidation. The Borrower covenants that it shall not merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without an agreement by the acquiring or surviving entity to assume the obligations of the Borrower hereunder unless, in each case, the Borrower is the transferee or surviving person.

11.1.18.	[Reserved].

11.1.19.

Further Assurances. Upon the reasonable request of the Lender, the Borrower shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be reasonably necessary or advisable to carry out the intent and purposes of this Agreement or any of the other Loan Documents. The Borrower shall from time to time procure any instruments or documents as may be reasonably requested by the Lender, and take all further action that may be necessary, or that the Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.

12.	COSTS AND EXPENSES; INDEMNIFICATION.

12.1.

The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Lender, and the fees and disbursements of counsel, in connection with (i) any Event of Default, (ii) the enforcement or attempted enforcement of, and the protection or preservation of any rights under, any Loan Document, and (iii) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, costs and expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe its obligations contained in any Loan Document.

12.2.	[****]

13.	CONFIDENTIALITY.

13.1.

The Lender shall hold in confidence all information obtained from the Borrower and its representatives in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”).

13.2.

The Lender shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the Borrower, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a party’s affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”) only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section 13.

13.3.	The Lender also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

13.4.

The Lender shall not prepare press releases or general statements to the public describing the transactions contemplated herein. Neither party shall disclose any pricing, loan amounts, margin levels or other specific terms of the transactions contemplated herein or under any term sheet related to this Agreement.

13.5.

The provisions of this Section 13 will not restrict the Lender from disclosing the Borrower’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction; provided that the party required to make such a disclosure uses reasonable efforts to give the other party reasonable advance notice of such required disclosure in order to enable the other party to prevent or limit such disclosure. Notwithstanding the foregoing, the Lender may disclose the Borrower’s Confidential Information, with notice to the Borrower (unless prohibited by applicable law or otherwise impractical, in which case, the Lender shall use reasonable efforts to give the Borrower notice promptly thereafter), pursuant to a written request by a government agency or regulatory authority.

13.6.

Notwithstanding anything in this agreement to the contrary, the Lender may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section 13; provided, however, that such party agrees that any Retained Confidential Information shall be accessible only by legal or compliance personnel of such party and the confidentiality obligations of this Section 13 shall survive with respect to the Retained Confidential Information for so long as such information is retained.

13.7.

The Borrower hereby consents, acknowledges and agrees that the Custodian and the Lender may provide information to the other (and retain such information) with respect to the Borrower, the Collateral, and the Loan Documents (including the outstanding balance of the Term Loan and the other Obligations), including without limitation “nonpublic personal information” as that term is defined in the Gramm-Leach-Bliley Act and its implementing regulations (as the same may be amended from time to time) through file transmissions and other methods, including online access through the Custodian’s or the Lender’s websites and computer systems, or paper statements.

14.

ASSIGNMENTS AND TRANSFERS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties. The Borrower and the Lender shall not have the right to assign or sell a participation in its rights and obligations hereunder or any interest herein or therein without the prior written consent of the other party (which consent shall not be unreasonably delayed, withheld or conditioned) provided that without prior written consent of Borrower, the Lender may assign its rights and obligations hereunder (a) to any Affiliate of the Lender or (b) after the occurrence, and during the continuation, of an Event of Default. The party making any assignment of or selling any participation in its rights and obligations hereunder or any interest herein shall notify the other party of (x) such assignment or participation and (y) the transferee or participant thereof.

15.

NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and given via email to the email addresses listed below for each Party. Notices shall be deemed given on receipt, as verified by written or automated receipt or by electronic log (as applicable). Both Parties agree to give the other Party prompt written notice of any change in the address of such Party:

If to the Borrower:

Bullish Global

[****]

If to the Lender:

NYDIG Funding LLC

[****]

16.	AMENDMENTS.

No amendment or waiver of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by each Party hereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.	GOVERNING LAW; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF NEW YORK. THE BORROWER AND THE LENDER, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

18.	ENFORCEMENT.

THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY (A) SUBMIT TO THE NON- EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) AGREE THAT ALL CLAIMS IN RESPECT TO ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE BORROWER OR THE LENDER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) WAIVE ALL RIGHTS OF ANY OTHER JURISDICTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE BY REASON OF SUCH PARTY’S PRESENT OR SUBSEQUENT DOMICILES. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH THE BORROWER OR THE LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

19.	EXECUTION.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signature by facsimile or electronic transmission shall bind the parties hereto. The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act.

20.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Upon execution, this Agreement shall replace and supersede the terms of all prior loan agreements between the parties.

21.	SEVERABILITY.

Whenever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

22.	NO WAIVER.

No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement and the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

23.	ENTIRE AGREEMENT.

This Agreement and the other Loan Documents reflect the entire agreement between the Borrower and the Lender with respect to the matters set forth therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

24.	WAIVER OF CONSEQUENTIAL DAMAGES, ETC..

The Parties agree, to the fullest extent permitted by applicable law, not to assert, and hereby waive, any claim against the other Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) resulting from this Agreement or any other Loan Document or arising out of the other Party’s activities in connection herewith or therewith (whether before or after the Effective Date). The Parties further agree that each party will be responsible for all legal fees and costs incurred in connection with this Agreement and the transactions contemplated hereby.

25.	HARD FORKS AND AIRDROPS.

[****]

[Remainder of Page Blank]

Exhibit A

Lender’s Bank Account Information

INCOMING WIRE INSTRUCTIONS

Send To:	[****]

Routing / ABA #:	[****]

Account No:	[****]

Beneficiary:	[****]

A-1

[****]

The parties hereto have caused their duly authorized officer to execute and deliver this Loan and Security Agreement as of the date first above written.

Lender:

NYDIG FUNDING LLC

By:	[****]
	Name:	[****]
	Title:	[****]

[Signature page to the Loan and Security Agreement]

[****]

The parties hereto have caused their duly authorized officer to execute and deliver this Loan and Security Agreement as of the date first above written.

Lender:

NYDIG FUNDING LLC

By:
Name:
Title:

Borrower:

Bullish Global

By:	[****]
	Name:	[****]
	Title:	[****]

[Signature Page to Loan Agreement]